Exhibit 4.11

EXECUTION VERSION

February 25, 2011

Corn Products International, Inc.
5 Westbrook Corporate Center
Westchester, IL  60154

Re:  Amendment No. 1 to Private Shelf Agreement

Ladies and Gentlemen:

Reference is made to the Private Shelf Agreement, dated as of March 25, 2010 (the “Private Shelf Agreement”), between Corn Products International, Inc., a Delaware corporation (the “Company”), on one hand, and Prudential Investment Management, Inc. (“Prudential”), and each Prudential Affiliate which has become or becomes bound by certain provisions thereof as therein provided, on the other hand.  Capitalized terms used herein that are not otherwise defined herein shall have the meaning specified in the Private Shelf Agreement, as amended hereby.

The Company has requested certain amendments to the Private Shelf Agreement as set forth below.  Subject to the terms and conditions hereof, and effective upon the satisfaction of the conditions set forth herein, Prudential and the holders of the Notes executing this letter are willing to agree to the Company’s request.  Accordingly, and in accordance with the provisions of paragraph 11C of the Private Shelf Agreement, the parties hereto agree as follows:

SECTION 1.                            Amendments to the Private Shelf Agreement.  From and after the Effective Date (as defined in Section 3 hereof), the Private Shelf Agreement is amended as follows:

1.1.                              The definition of “EBITDA” in paragraph 10B of the Private Shelf Agreement is amended and restated in its entirety as follows:

“EBITDA” shall mean, for any period, an amount equal to Consolidated net income (or net loss) of the Company and its Subsidiaries plus, to the extent deducted in determining Consolidated net income (or net loss) for such period, the sum of (a) net interest expense, (b) income tax expense, (c) depreciation expense, (d) amortization expense, (e) non-recurring, non-cash charges and non-cash restructuring charges, (f) net income attributable to non-controlling interests and (g) fees and expenses incurred in connection with the Starch Acquisition or the financing thereof, minus, to the extent included in determining Consolidated net income (or net loss) for such period, the sum of (y) net loss attributable to non-controlling interests and (z) non-recurring, non-cash gains and non-cash restructuring gains, in each case determined in accordance with GAAP by reference to the Consolidated financial statements of the Company required to be delivered pursuant to paragraph 5A of this Agreement.  If the Company or a Subsidiary consummates or has consummated an acquisition or a disposition at any time since the commencement of such period but on or prior to the applicable date of determination, then, for the purposes of calculating the financial covenants set forth in paragraph 6A for the applicable period, EBITDA for such period shall be adjusted on a pro forma basis to give effect to such acquisition or disposition as though such acquisition or disposition had been consummated as of the first day of such period; provided that, with respect to any acquisition, such pro forma adjustments (including any pro rated amounts necessary to give effect to such acquisition for all of such period) shall, with respect to the acquired entity or business, be based on the financial information (such as internal monthly reports) available to (and in good faith relied upon by) the Company.  Notwithstanding anything to the contrary contained herein, EBITDA (adjusted for the Starch Acquisition on a pro forma basis) shall be deemed to be (in each case, without regard to the final publicly reported financial information of the Company) (i) $149,000,000 for the fiscal quarter ended September 30, 2009 (ii) $185,000,000 for the fiscal quarter ended December 31, 2009, (iii) $150,000,000 for the fiscal quarter ended March 31, 2010, (iv) $203,000,000 for the fiscal quarter ended June 30, 2010 and (v) $206,000,000 for the fiscal quarter ended September 30, 2010.

1.2.                              The following definition is added in appropriate alphabetical order in paragraph 10B of the Private Shelf Agreement:

“Starch Acquisition” means the acquisition by the Company and/or one or more of its Subsidiaries of the specialty starch business (the “Business”) of Akzo Nobel N.V. (the “Seller”), which Business is comprised of certain assets of the Seller and its subsidiaries (including equity interests in certain of the Seller’s subsidiaries), for an aggregate cash purchase price of approximately $1,300,000,000.

SECTION 2.                            Representations and Warranties.  The Company represents and warrants that (a) the execution and delivery of this letter has been duly authorized by all necessary corporate action on behalf of the Company and this letter has been executed and delivered by a duly authorized officer of the Company, (b) each representation and warranty set forth in paragraph 8 of the Private Shelf Agreement and the other Transaction Documents to which it is a party, is true and correct in all material respects as of the date of execution and delivery of this letter by the Company with the same effect as if made on such date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they were true and correct in all material respects as

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of such earlier date) and (c) no Event of Default or Default exists or has occurred and is continuing on the date hereof.

SECTION 3.  Conditions Precedent.  The amendments in Section 1 of this letter shall become effective as of the date (the “Effective Date”) that each of the following conditions has been satisfied:

3.1                                 Documents.  Prudential and each holder of the Notes shall have received original counterparts of this letter, duly executed and delivered by the Company, Prudential and the Required Holders.

3.2.                              Proceedings.  All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in substance and form to Prudential and holders of the Notes, and Prudential and holders of the Notes shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

SECTION 4.                            Reference to and Effect on Private Shelf Agreement; Ratification of Transaction Documents.  Upon the effectiveness of the amendments in Section 1 of this letter, each reference to the Private Shelf Agreement in any other document, instrument or agreement shall mean and be a reference to the Private Shelf Agreement as modified by this letter.  Except as specifically set forth in Section 1 hereof, the Private Shelf Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.  Except as expressly amended hereby, each of the other Transaction Documents are hereby ratified and confirmed in all respects and shall continue in full force and effect.  Except as specifically stated in this letter, the execution, delivery and effectiveness of this letter shall not (a) amend the Private Shelf Agreement or any Note, (b) operate as a waiver of any right, power or remedy of any holder of the Notes, or (c) constitute a waiver of, or consent to any departure from, any provision of the Private Shelf Agreement or any Note at any time.  The execution, delivery and effectiveness of this letter shall not be construed as a course of dealing or other implication that any holder of the Notes has agreed to or is prepared to grant any consents or agree to any waiver to the Private Shelf Agreement in the future, whether or not under similar circumstances.

SECTION 5.                            Expenses.  The Company hereby confirms its obligations under the Private Shelf Agreement, whether or not the transactions hereby contemplated are consummated, to pay, promptly after request by Prudential or any holder of the Notes, all reasonable and invoiced out-of-pocket costs and expenses, including attorneys’ fees and expenses, incurred by Prudential or any holder of the Notes in connection with this letter agreement or the transactions contemplated hereby, in enforcing any rights under this letter agreement, or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this letter agreement or the transactions contemplated hereby.  The obligations of the Company under this Section 5 shall survive transfer by any holder of any Note and payment of any Note.

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SECTION 6.                            Governing Law.  THIS LETTER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF ILLINOIS (EXCLUDING ANY CONFLICTS OF LAW RULES WHICH WOULD OTHERWISE CAUSE THIS AGREEMENT TO BE CONSTRUED OR ENFORCED IN ACCORDANCE WITH, OR THE RIGHTS OF THE PARTIES TO BE GOVERNED BY, THE LAWS OF ANY OTHER JURISDICTION).

SECTION 7.                            Counterparts; Section Titles.  This letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument.  Delivery of an executed counterpart of a signature page to this letter by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this letter. The section titles contained in this letter are and shall be without substance, meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

[signature pages follow]

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Very truly yours,

PRUDENTIAL INVESTMENT MANAGEMENT, INC.

By:	/s/ G. A. Coletta
Vice President

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	/s/ G. A. Coletta
Vice President

THE PRUDENTIAL LIFE INSURANCE COMPANY, LTD.

By:	Prudential Investment Management (Japan),
Inc., as Investment Manager

By:	Prudential Investment Management, Inc.,
as Sub-Adviser

By:	/s/ G. A. Coletta
Vice President

GIBRALTAR LIFE INSURANCE CO., LTD.

By:	Prudential Investment Management (Japan),
Inc., as Investment Manager

By:	Prudential Investment Management, Inc.,
as Sub-Adviser

By:	/s/ G. A. Coletta
Vice President

Amendment No. 1 to Private Shelf Agreement

UNITED OF OMAHA LIFE INSURANCE COMPANY

By:	Prudential Private Placement Investors,
L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors, Inc.
(as its General Partner)

	By:	/s/ G. A. Coletta
Vice President

ZURICH AMERICAN INSURANCE COMPANY

By:	Prudential Private Placement Investors,
L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors, Inc.
(as its General Partner)

	By:	/s/ G. A. Coletta
Vice President

Amendment No. 1 to Private Shelf Agreement

The foregoing Agreement is
hereby accepted as of the
date first above written.

CORN PRODUCTS INTERNATIONAL, INC.

By:	/s/ Cheryl K. Beebe
Name: Cheryl K. Beebe
Title: Executive Vice President and Chief Financial Officer

By:	/s/ Kimberly A. Hunter
Name: Kimberly A. Hunter
Title: Corporate Treasurer

Amendment No. 1 to Private Shelf Agreement